SEPARATION AGREEMENT AND GENERAL RELEASE

AGREEMENT made this 18 day of December, 2007 (this “Agreement”), by and between Gregg A. Holst (“Employee”) and I.C. Isaacs & Company LP, a Delaware limited partnership (the “Company”).

WHEREAS, the parties previously entered into an Executive Employment Agreement, dated December 19, 2005 (the “Employment Agreement”), pursuant to which Employee has been employed by the Company as its Executive Vice President and Chief Financial Officer; and

WHEREAS, the parties have agreed to a mutual separation of the employment relationship and release of claims on the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employee’s employment with the Company is terminated as of December 3, 2007 (“Effective Date”).  Employee hereby resigns from all positions held as an employee or otherwise with the Company, I.C. Isaacs & Company, Inc. and any of their affiliates and agrees to execute any and all documents of such resignation requested by the Company, but he shall be treated for all purposes as having so resigned as of December 3, 2007, regardless when or whether he executes any such documentation.

2. Employee acknowledges that he has been paid his regular salary and bonuses, minus applicable tax withholding, through December 3, 2007.

3. Employee had 13 unused vacation days and one unused personal day as of the date of termination for which the Company shall pay Employee.

4. The Company shall pay Employee $350,000 as severance in substantially equal installments in accordance with the Company’s normal payroll practices during the 12-month period following the termination of his employment.

5. Employee shall continue to participate in the Company’s medical and dental plans to the extent eligible under the applicable terms of the plans through December 31, 2008, and shall have the right to exercise his rights to continue such insurance thereafter pursuant to COBRA..  Employee shall not be eligible to continue to participate in the Company’s option plan and any pension, profit-sharing, 401(k) or similar retirement plan or arrangement after the Effective Date, but shall be entitled to his rights under those plans as of the Effective Date.

6. Employee’s rights with respect to outstanding equity awards shall be determined under the terms of the applicable plan and award agreement.

7. Employee agrees and acknowledges that the payments and benefits provided to Employee by the Company and referred to herein exceed any payment, benefit or other valuable right to which Employee would otherwise be entitled under the Employment Agreement or under any policy plan or procedure of the Company.

8. (a)           In exchange for the consideration provided for herein, Employee for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as “Releasors”), forever releases and discharges the Company, I.C. Isaacs & Company, Inc. and any of their subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of their past or present members, shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents or in their individual capacities) (all entities and persons being released are hereinafter collectively referred to as “Releasees”), to the maximum extent permitted by law from any and all claims, demands, causes of action, fees, damages and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the Effective Date, provided however, that this release shall not relate to (1) any claims by Employee to enforce his rights pursuant to this Agreement, or (2) any rights Employee has to be indemnified by the Company as provided in the Company’s Articles of Incorporation, By-laws, Company policies,  or any related Director and Officer insurance policies.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have and may have against Releasees arising  from (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including but not limited to, the New York State Human Rights Law, the New York City Human Rights Law Administrative Code, the Americans with Disabilities Act of 1990 and the Family and Medical Leave Act; (iii) any claim of discrimination or breach of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) any claim arising under the Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations thereunder; and (v) any claim for attorney’s fees, costs, disbursements and/or the like relating to claims pursuant to such statutes.

9. (a)           Employee covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

(b) Employee further represents that he has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his own behalf and/or behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving Releasees.

10. Employee agrees that he will not disparage (or induce or encourage others to disparage) the Company and its affiliates and the officers and employees of the Company and its affiliates.  The Company as an entity, and its officers, will not disparage (or induce or encourage others to disparage) Employee.  For the purposes of this paragraph, the term “disparage” includes, without limitation, comments or statements to the press about such other party or to any individual or entity with whom the other party has a relationship which would adversely affect in any manner the conduct of such other party’s business or the reputation of the other party.

11. Employee agrees that he shall not, prior to December 2, 2008, disclose to any person or use in any way, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to (i) the business, operations or internal structure of the Company or its affiliates, (ii) the clients (or customers) or potential clients (or potential customers) of the Company or its affiliates, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or its affiliates or contemplated to be developed by the Company or its affiliates, or (iv) the Company’s or its affiliates’ business, which information or knowledge Employee obtained during the term of his employment with the Company, and which is otherwise of a secret or confidential nature.  Further, Employee covenants that he has returned to the Company, any documents, forms or other reproductions, of any data or any information relating to or pertaining to the Company or its affiliates, any clients (or customers) or potential clients (or potential customers) of the Company or its affiliates, or any other confidential information or trade secrets and has not retained any copies of such documents, forms or other reproductions, except as authorized by the Company in writing.  Employee also covenants that he has returned to the Company all equipment or other property belonging to the Company or its affiliates.

12. Employee agrees to cooperate with the Company as may be reasonably required concerning matters that relate to or arise out of Employee’s employment with the Company.  The Company agrees to reimburse you for any reasonable costs and expenses you may incur in connection with such cooperation.

13. In view of the irreparable harm and damage which would be incurred by the Company in the event of any violation by Employee of any of the provisions of Paragraphs 10, 11 and 12, Employee hereby consents and agrees that in any such event, the Company in addition to any other rights it may have, and without prejudice to any other remedies which may be available at law or in equity, shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Employee from committing or continuing any such violation, without the necessity of proving damage, or posting any bond or other security.

14. Employee acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has had an opportunity to consider fully the terms of this Agreement; (iii) he has been advised to seek the advice of an attorney of his choosing in connection with this Agreement; (iv) he fully understands the significance of all the terms and conditions of this Agreement; (v) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; (vii) he has been given 21 days from the date he received a copy of this Agreement to execute it;  and (viii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

15. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.  Further, if Employee seeks to challenge the validity of or otherwise vitiate this Agreement, Employee shall, as a precondition, be required to repay the Company all amounts paid to Employee pursuant to this Agreement.

16. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted to that end.  Notwithstanding any other provision herein, if the timing of any or all of the payments or continued provision of any benefits under this Agreement are subject to the special timing rules contained in Sections 409A(a)(2)(A)(i) and 409A(2)(B)(i) of the Code, such payments or provisions that Employee would otherwise be entitled to receive during the first six months after termination of employment shall be accumulated and paid or provided on the first business day after the six-month anniversary of the termination of employment in a single lump sum. Each payment under this Agreement shall be treated as a separate payment under Treas. Reg. Section 1.409A-2(b)(iii).  Notwithstanding the foregoing, Employee shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under the provisions of Section 409A.

17. This Agreement represents the complete understanding between the parties and supersedes any and all agreements, understandings and discussions, whether written or oral, between the parties.  No other promises or agreements shall be binding unless in writing and signed by the parties hereto after the execution of this Agreement.  The provisions of the Employment Agreement are terminated and shall be of no further force or effect.

18. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles or conflicts of law thereof.  For purposes of any suit, action or proceeding involving this Agreement, Employee submits to the jurisdiction of the State Court sitting in New York County, New York, and agrees that such Court has exclusive jurisdiction over any suit, action, or proceeding involving this Agreement.

19. Any dispute regarding any aspect of the Agreement or any act which allegedly has or would violate any provision of the Agreement shall be submitted to binding arbitration.  Such arbitration shall be conducted before a single arbitrator sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.  In any such proceeding, the prevailing party shall be entitled to recover its legal fees and expenses from the losing party.

20. This Agreement is binding upon, and shall be inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

21. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same agreement.

22. Employee has the right to revoke his consent to this Agreement for seven days following his execution of this Agreement by sending written notice to the Company addressed to Lynne MacFarlane, I.C. Isaacs & Company, Inc., 475 10th Avenue, 9th Floor, New York, N.Y.  10018.  In order for Employee’s revocation to be effective, it must be mailed to the above addressee within the seven-day period.  This Agreement shall become effective on the eighth day following the execution of this Agreement, provided that Employee has not timely revoked his consent to this Agreement.

WHEREFORE, the parties hereto have caused this Separation Agreement and General Release to be signed as of the day and date first written above.

GREGG A. HOLST

I.C. ISAACS & COMPANY LP

/s/ Gregg A. Holst	/s/ Robert S. Stec
CEO